Exhibit 99.1

              Third Quarter Earnings up 23.7% at Annapolis Bancorp


     ANNAPOLIS, Md.--(BUSINESS WIRE)--Oct. 31, 2005--Annapolis Bancorp, Inc. (NASDAQ:ANNB), parent company of BankAnnapolis, today announced net income of $678,000 ($0.17 per basic and $0.16 per diluted share) for the 3rd quarter of 2005, a 23.7% increase over 3rd quarter 2004 net income of $548,000 ($0.14 per basic and $0.13 per diluted share).
     Year-to-date earnings improved by 38.9%, with net income totaling $1.97 million ($0.49 per basic and $.0.47 per diluted share) compared to $1.42 million ($0.35 per basic and $0.34 per diluted share) after the nine months ended September 30, 2004.
     Total assets for the Company reached $322.2 million at September 30, 2005, an increase of $38.0 million or 13.4% from $284.2 million at December 31, 2004.
     The growth in total assets was funded by $32.1 million in new deposits, a 14.2% increase since year-end 2004. NOW, savings, and money market account balances grew by $14.9 million or 15.6% while certificates of deposit increased by $10.7 million or 11.7%. Noninterest-bearing demand deposit accounts rose by $6.6 million or 16.7%, while repurchase agreement balances swelled by $4.2 million or 53.2% since December 31, 2004.
     "As short-term interest rates have continued to rise, our indexed money market account and CD products have become much more attractive to depositors," said Chairman and CEO Richard M. Lerner. "At the same time, we have experienced continued success in growing our base of noninterest-bearing deposits, which now constitutes 17.8% of our deposit portfolio."
     Net loan growth was hampered in the third quarter by the scheduled maturity of several large acquisition and development loans, which negated the impact of new loan production. Total loan balances have declined by $4.2 million or 2.1% since year-end 2004.
     At September 30, 2005, total stockholders' equity amounted to $20.2 million, up 8.0% from $18.7 million at year-end 2004. Book value per share at the end of the 3rd quarter was $4.98.
     Cash generated from the increase in deposits and the reduction in loan balances was invested in securities and federal funds sold, causing substantial growth in the investment portfolio. At September 30, 2005, total investment securities and federal funds sold amounted to $101.2 million, up $39.6 million or 64.3% since year-end 2004. The yield on federal funds sold jumped to 3.41% in the 3rd quarter from 1.41% in the same period last year. The yield on the securities portfolio also improved, increasing to 4.01% from 3.76% in the 3rd quarter of 2004.
     In the three months ended September 30, 2005, average interest-earning assets grew to $298.1 million from $242.3 million in the 3rd quarter of 2004, with total interest income improving by $1.1 million or 32.0%. The yield on earning assets increased to 5.91% in the quarter just ended compared to 5.52% in the same period of 2004.
     Average interest-bearing liabilities increased to $253.2 million in the 3rd quarter from $202.0 million in the same period last year due to higher deposit volume and an additional $10 million borrowed from the Federal Home Loan Bank in October of 2004. Total interest expense increased by $632,000 or 70.0% as the Company's cost of interest-bearing liabilities climbed to 2.41% from 1.78% in the 3rd quarter of 2004. Contributing factors were rising short-term interest rates and competition for local deposits. The Company's overall cost of funds rose in the 3rd quarter to 2.08% from 1.50% in the same period last year.
     Third quarter net interest income rose by $444,000 or 18.0%, with the net interest margin declining to 3.87% from 4.04% in the 3rd quarter of 2004. "The impact of higher interest rates on our cost of funds, combined with a shift in our asset mix from loans to lower-yielding investments caused our net interest margin to contract in the 3rd quarter," Lerner said.
     The bank recorded a provision for credit losses of $73,000 in the 3rd quarter of 2005, bringing the allowance for credit losses to $2,009,000 or 1.01% of total gross loans compared to 0.90% of total gross loans at December 31, 2004. Nonperforming assets of $3.1 million accounted for 1.57% of total gross loans at quarter-end, and the allowance for credit losses provided 64.3% coverage of nonperforming assets.
     Nonperforming assets at September 30, 2005 included a $1.3 million participation in a commercial construction loan administered by another bank. The loan matured on July 1, 2005, and although interest was paid current through September 30, 2005, the loan had to be classified as nonperforming at quarter-end due to delays by the lead bank in obtaining properly executed renewal documentation. The executed documentation was received on October 18, 2005 and the loan was restored to performing status. Excluding this participation loan, nonperforming assets at September 30, 2005 amounted to $1.8 million or 0.93% of total gross loans, and the allowance for credit losses provided 108.2% coverage of nonperforming assets.
     In the quarter just ended, noninterest income rose by $40,000 or 8.0% as fees earned on brokered mortgage loans jumped 86.0% compared to the 3rd quarter of last year. Also contributing to the increase was a 30.4% improvement in VISA check card fees, offset by lower transaction-based fees on deposit products.
     Noninterest expense moved upward by $284,000 or 14.0% in the 3rd quarter due to increases in compensation, marketing, legal and occupancy expense. Higher recruiting and employee benefit costs led to a $146,000 or 12.4% increase in compensation expense, marketing costs were up by $38,000 or 58.5%, and occupancy and equipment expense rose by $39,000 or 16.2% as the Company incurred costs associated with occupying a temporary facility while a new Kent Island branch is being constructed. Legal expense mounted in connection with the bank's efforts to collect nonperforming loans, some or all of which may be recoverable in future periods if the bank's collection efforts are successful.
     The per share financial information contained in this release gives effect to a 4-for-3 stock split declared by the Annapolis Bancorp Board of Directors on October 19, 2004 and paid on December 3, 2004.

     BankAnnapolis serves the banking needs of small businesses, professional concerns, and individuals through six community banking offices located in Anne Arundel and Queen Anne's Counties in Maryland. The bank's headquarters building and main branch are located at 1000 Bestgate Road, directly across from the Annapolis Mall.

     Certain statements contained in this release, including without limitation, statements containing the words "believes," "plans," "expects," "anticipates," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.


               Annapolis Bancorp, Inc. and Subsidiaries
                     Consolidated Balance Sheets
            as of September 30, 2005 and December 31, 2004
                                ($000)

                                          (Unaudited)     (Audited)
                                         September 30,   December 31,
                                             2005           2004
                                         -------------- --------------
Assets
   Cash and due                          $       9,459  $       7,455
   Federal funds sold                           30,110          7,213
   Investments                                  71,126         54,440
   Loans, net of allowance                     197,881        202,296
   Acc int rec                                   1,280          1,061
   Def inc taxes                                   930            490
   Premises and equip                            7,132          6,998
   Investment in BOLI                            3,606          3,510
   Other assets                                    738            732
                                         -------------- --------------
      Total Assets                       $     322,262  $     284,195
                                         ============== ==============

Liabilities and Stockholders' Equity
   Deposits
   Noninterest bearing                   $      46,041  $      39,473
   Interest bearing                            212,801        187,361
                                         -------------- --------------
      Total deposits                           258,842        226,834
   Sec under agree to repurchase                12,141          7,901
   Other borrowed funds                         25,000         25,000
   Junior subordinated debentures                5,000          5,000
   Acc int & acc exp                             1,009            798
                                         -------------- --------------
      Total Liabilities                        301,992        265,533

Stockholders' Equity
   Common stock                                     41             41
   Paid in capital                              13,128         12,986
   Retained Earnings                             7,847          5,877
   Comprehensive income                           (746)          (242)
                                         -------------- --------------
      Total Equity                              20,270         18,662
                                         -------------- --------------
      Total Liabilities and Equity       $     322,262  $     284,195
                                         ============== ==============




               Annapolis Bancorp, Inc. and Subsidiaries
                  Consolidated Statements of Income
for the Three and Nine Month Periods Ended September 30, 2005 and 2004
                             (Unaudited)
                (In thousands, except per share data)

                           For the Three Months   For the Nine Months
                           Ended September 30,    Ended September 30,
                          ---------------------- ---------------------
                             2005       2004       2005       2004
                          ----------- ---------- ---------- ----------

Interest Income
 Loans                    $    3,570  $   2,954  $  10,493  $   8,418
 Investments                     648        380      1,697      1,091
 Federal funds sold              222         30        416         66
                          ----------- ---------- ---------- ----------
  Total int inc                4,440      3,364     12,606      9,575

Interest expense
 Deposits                      1,156        648      3,004      1,859
 Sec sold under agree to
  repurch                         82         43        199        110
 Borrowed funds                  212        151        629        420
 Junior debentures                85         61        236        170
                          ----------- ---------- ---------- ----------
  Total int exp                1,535        903      4,068      2,559
   Net int inc                 2,905      2,461      8,538      7,016

 Prov for Credit Losses           73         63        293        188
                          ----------- ---------- ---------- ----------

 Net int inc after prov        2,832      2,398      8,245      6,828

NonInterest Income
 Service charges                 314        330        910        977
 Mortgage banking                106         57        255        173
 Other fee income                120        113        349        362
                          ----------- ---------- ---------- ----------
  Total nonint inc               540        500      1,514      1,512

NonInterest Expense
 Personnel                     1,327      1,181      3,781      3,497
 Occ and equip                   280        241        836        713
 Data processing exp             228        218        671        669
 Other operating exp             473        384      1,360      1,229
                          ----------- ---------- ---------- ----------
  Total Nonint Exp             2,308      2,024      6,648      6,108

Income before taxes            1,064        874      3,111      2,232
Income tax expense               386        326      1,141        814
                          ----------- ---------- ---------- ----------
Net income                $      678  $     548  $   1,970  $   1,418
                          =========== ========== ========== ==========


Basic EPS                 $     0.17  $    0.14  $    0.49  $    0.35
                          =========== ========== ========== ==========
Diluted EPS               $     0.16  $    0.13  $    0.47  $    0.34
                          =========== ========== ========== ==========
Book value per share      $     4.98  $    4.45  $    4.98  $    4.45
                          =========== ========== ========== ==========
Avg fully diluted shares   4,185,312  4,133,576  4,179,295  4,141,901
                          =========== ========== ========== ==========




               Annapolis Bancorp, Inc. and Subsidiaries
           Financial Ratios and Average Balance Highlights
                            (In thousands)

                        For the Three Months     For the Nine Months
                         Ended September 30,     Ended September 30,
                       ----------------------- -----------------------
                          2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Performance Ratios
 (annualized)
  Return on average
   assets                    0.85%       0.84%       0.86%       0.76%
  Return on average
   equity                   13.37%      12.33%      13.48%      11.03%
  Average equity to
   average assets            6.32%       6.78%       6.39%       6.86%
  Net interest margin        3.87%       4.04%       3.99%       4.03%
  Efficiency ratio          67.00%      68.36%      66.14%      71.62%

Other Ratios
  Allow for credit
   losses to loans           1.01%       0.91%       1.01%       0.91%
  Nonperforming to
   gross loans               1.57%       0.06%       1.57%       0.06%
  Net charge-offs to
   avg loans                 0.04%       0.01%       0.05%       0.01%
  Tier 1 capital ratio       11.9%       11.2%       11.9%       11.2%
  Total capital ratio        12.8%       12.1%       12.8%       12.1%

Average Balances
  Assets                  318,258     260,900     305,831     250,608
  Earning assets          298,137     242,335     286,247     232,400
  Loans, gross            207,664     193,465     210,662     184,932
  Interest Bearing
   Liabilities            253,155     202,047     242,709     194,693
  Stockholders' Equity     20,124      17,689      19,533      17,191


     CONTACT: Annapolis Bancorp, Inc.
              Richard M. Lerner, 410-224-4455